Exhibit 10.24
CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between ADVENTRX Pharmaceuticals, Inc. (“ADVENTRX”) and Joan Robbins (“Employee”) with respect to the following facts:
A. Employee is currently employed by ADVENTRX.
B. ADVENTRX is restructuring and is terminating Employee’s employment. As a result, Employee’s employment with ADVENTRX will terminate effective October 14, 2008 (“Separation Date”), though Employee will be paid through October 17, 2008. ADVENTRX wishes to reach an amicable separation with Employee and assist Employee’s transition to other opportunities.
C. The parties desire to settle all claims and issues that have, or could have, been raised in relation to Employee’s employment with ADVENTRX and arising out of or in any way related to the acts, transactions or occurrences between Employee and ADVENTRX to date, including, but not limited to, Employee’s employment with ADVENTRX and the termination of that employment, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:
1. Severance Package. ADVENTRX agrees to provide Employee with the following payments and benefits (“Severance Package”) to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.
1.1 Severance Payment. ADVENTRX agrees to provide Employee with a severance payment of $123,615, less all applicable taxes and withholdings (“Severance Payment”). Assuming this Severance Agreement is timely signed and delivered and not revoked, the Severance Payment (other than the final installment) will be made in 11 substantially equal installments payable over a period of 5.5 months in accordance with the Company’s standard payroll practices, beginning the first payday following the Effective Date as described below in paragraph 10 (“Severance Period”).
1.2 Health Benefit Allowance. ADVENTRX agrees to provide Employee with a health benefit allowance of $8,309, which the Employee may use, at Employee’s discretion, to pay the premiums required to continue Employee’s group health care coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation act of 1985 (“COBRA”) or any other health care-related expenses. This health benefit allowance will be paid in the same manner as the Severance Payment and will be subject to all applicable taxes and withholdings.
2. Transition Assistance. During the Severance Period, Employee agrees to make herself/himself available, as needed, without any additional compensation, to answer business-related questions by telephone or in person as deemed reasonably necessary by ADVENTRX. Employee acknowledges and agrees that failure to provide this transition assistance is a material breach of this Separation Agreement and ADVENTRX shall immediately cease providing the payments and benefits in the Separation Package to the extent those payments and benefits have not yet been made provided to Employee.

3. General Release. Employee unconditionally, irrevocably and absolutely releases and discharges ADVENTRX, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of ADVENTRX, past and present, as well as ADVENTRX’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with ADVENTRX, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with ADVENTRX. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity and any challenge to the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement.
4. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
5. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against ADVENTRX or any of the other Released Parties in any court or with any governmental agency.
6. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of ADVENTRX or any of the other Released Parties.

7. Confidentiality and Return of ADVENTRX Property; Surviving Obligations. Employee understands and agrees that as a condition of receiving the Severance Package described in paragraph 1, all ADVENTRX property must be returned to ADVENTRX. By signing this Separation Agreement, Employee represents and warrants that Employee has returned to ADVENTRX all ADVENTRX property, data and information belonging to ADVENTRX and agrees that Employee will not use or disclose to others any confidential or proprietary information of ADVENTRX or any of the other Released Parties. Employee further agrees to comply with the continuing obligations set forth in the surviving provisions of ADVENTRX’s Confidential Information, Non-Solicitation and Invention Assignment Agreement for Employees, the Code of Business Conduct and Ethics, the Policies and Procedure Manual, as updated from time to time, and the Insider Trading and Disclosure Policy, each as previously executed by Employee (collectively, “Employment Documents”). In addition, Employee agrees to keep the terms of this Separation Agreement confidential between Employee and ADVENTRX, except that Employee may tell, in confidence, Employee’s immediate family and attorney or accountant, if any, as needed, but in no event should Employee discuss this Separation Agreement or its terms with any current or prospective employee of ADVENTRX.
8. Section 16 Reporting. Employee understands that ADVENTRX is required to disclose in its annual proxy statement information regarding Section 16 reporting delinquencies by its directors and officers that occurred during the prior fiscal year. To assist ADVENTRX in meeting such disclosure requirements, Employee hereby (a) certifies that all reportable transactions in ADVENTRX securities through the Separation Date have been reported on a Form 4, and (b) agrees to execute and deliver to ADVENTRX promptly after December 31, 2008, but no later than January 30, 2009, the “no filing due” certification in the form attached hereto as Appendix A.
9. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
10. Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Separation Agreement.
10.1 Acknowledgments/Time to Consider. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; (d) Employee has been given forty-five (45) days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 45-day period at Employee’s option); and (e) by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. If the signed Agreement is not received by Pamela Lopez, Human Resources, by 5:00 p.m. Pacific Time on November 28, 2008, ADVENTRX will assume Employee is not interested in the Severance Package, and the offer will be automatically withdrawn.

10.2 Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs and delivers to ADVENTRX this Separation Agreement. In other words, Employee may revoke Employee’s acceptance of this Separation Agreement within seven (7) days after the date Employee signs and delivers it to ADVENTRX. Employee’s revocation must be in writing and received by Pamela Lopez, Human Resources, by 5:00 p.m. Pacific Time on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable in accordance with paragraph 1 above and its subparts after the Effective Date, provided Employee does not revoke.
10.3 Preserved Rights of Employee. This Separation Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967, as amended, that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.
10.4 Required Disclosures. Employee further acknowledges that Employee has been advised of the following information: (i) all employees working for ADVENTRX were considered for lay off in connection with the reduction-in-force implemented October 14, 2008; (ii) ADVENTRX used the following criteria in selecting employees for lay-off: whether the employee’s position and duties are essential to the ongoing or anticipated near-term business operations of ADVENTRX, whether the employee’s duties are duplicative and/or transferable, and the employee’s skill set and past and anticipated performance; (iii) all employees whose employment is being terminated as a result of the reduction-in-force implemented October 14, 2008 are eligible for severance pay and other consideration; (iv) all selected employees age 40 or over will have forty-five (45) days within which to consider whether to accept a separation agreement; (v) all selected employees under age 40 will have seven (7) days within which to consider whether to accept a separation agreement; (vi) the job titles and ages of all employees eligible or selected for this program in the same job classification or organizational unit as Employee are listed in part A to Exhibit 1 of this Separation Agreement; and (vii) employees in the same job classification or organizational unit as Employee who are not eligible or selected for this program are listed in part B to Exhibit 1 of this Separation Agreement.
11. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.
12. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.
13. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
14. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Employment Documents, all of which are herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: November 25, 2008	By:	/s/ Joan Robbins
Joan Robbins

Adventrx Pharmaceuticals, Inc.
Dated: October 14, 2008	By:	/s/ Patrick L. Keran
Patrick L. Keran
Vice President and General Counsel

EXHIBIT 1
The Older Workers’ Benefit Protection Act requires that ADVENTRX provide the following information to you:
Eligibility Criteria:
ADVENTRX used the following criteria in selecting employees for lay-off: whether the employee’s position and duties are essential to the ongoing or anticipated near-term business operations of ADVENTRX, whether the employee’s duties are duplicative and/or transferable, and the employee’s skill set and past and anticipated performance.
A.	Individuals selected for the reduction-in-force implemented October 14, 2008 (within the same job classification or organizational unit as Employee) who are eligible for this program are listed below by job title and age:

JOB TITLE	AGE
AP Accountant	45
Associate Director R&D	43
Clinical Project Manager	48
RAIII	34
Receptionist & Admin. I	35
Sr. Manager QA	43
Sr. Vice President & CSO	48
Vice President Medical Affairs	55
Vice President R&D	38
B.	Individuals not selected for the reduction-in-force announced on October 14, 2008 (within the same job classification or organizational unit as Employee) are listed below by job title and age:

JOB TITLE	AGE
Accounting Manager	27
Assistant Counsel	25
Associate Director QA	48
CEO and President	43
Clinical Assistant	52
CRAI	32
CRAII	32
Director Clinical Operations	34
Director Investor Relations	28
Director Manufacturing	56
Director Project Management	48
Executive Vice President & CFO	51
Manager Business Development	28
Office Manager	55
Regulatory Document Specialist	33
Regulatory Operations Manager	49
Senior Clinical Project Manager	36
Senior Director Analytical R&D	56
Senior VP & CBO	37
Vice President & General Counsel	37
Vice President Commercialization	44
Vice President Finance	35
Vice President Manufacturing	57
Vice President Regulatory Affairs & QA	45

APPENDIX A

CERTIFICATE
I am aware that, as a “Section 16 officer” of ADVENTRX Pharmaceuticals, Inc. during the fiscal year ended December 31, 2008, I must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of the fiscal year, unless I have previously reported all transactions and holdings otherwise reportable on such Form 5.
After reviewing my records, I hereby certify to ADVENTRX that I am not required to file a Form 5 for the fiscal year ended December 31, 2008.

Date:	By:
Name: